[LETTERHEAD OF VRH CONSTRUCTION CORP.]

May 22, 1998

Mr. Roger Tuttle, President
Compost American Holding Co., Inc.
320 Grand Avenue
Englewood, NJ 07631

Due to the manner in which the business is being conducted, I Robert E. Wortmann hereby resign as Secretary and Director of Compost America Holding Company, Inc. and all of its holding companies effective May 22, 1998.

Very truly yours,

VRH CONSTRUCTION CORP.

/s/ Robert E. Wortmann
Robert E. Wortmann
Secretary/Treasurer

REW:kd

cc:  Robert J. Longo
     Charles R. Carson
     John T. Shea
     Peter Petrillo
     Christopher R. Smith
     G. Chris Andersen
     Pasquale J. DiLeo
     File